Exhibit 10.1

LINDBLAD EXPEDITIONS HOLDINGS, INC.

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of July 6, 2016 by and between Lindblad Expeditions Holdings, Inc., a Delaware corporation (the “Company”), and Sven-Olof Lindblad (“Lindblad”).

WHEREAS, Lindblad wishes to transfer 1,000,000 shares of the Company’s Common Stock to the Company (the “Contribution Shares”);

WHEREAS, the Company desires to accept the Contribution Shares as a contribution to the capital of the Company;

WHEREAS, the Company has (i) approved and adopted an equity incentive plan (the “2016 CEO Share Allocation Plan”) pursuant to which the Company may grant shares of the Company’s Common Stock reserved for issuance under the 2016 CEO Share Allocation Plan in the form of awards of Restricted Stock, Restricted Stock Units and/or Other Stock or Cash Based Awards to eligible employees and other service providers of the Company, (ii) approved an aggregate number of shares of the Company’s Common Stock equivalent to the Contribution Shares to be reserved for issuance under the 2016 CEO Share Allocation Plan and (iii) submitted the 2016 CEO Share Allocation Plan to the stockholders of the Company and received their approval at the Company’s annual meeting of stockholders held on June 2, 2016 (the “2016 Annual Meeting”); and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings set forth in the 2016 CEO Share Allocation Plan as set forth on Exhibit B hereto.

NOW, THEREFORE, the parties hereto agree as follows:

1.          Contribution. Having received the approval of the 2016 CEO Share Allocation Plan by the Company’s stockholders at the 2016 Annual Meeting and subject to the other terms and conditions of this Agreement, Lindblad, on behalf of himself and, in the event of his death prior to full performance under this Agreement, his heirs and his estate, hereby agrees to contribute and transfer the Contribution Shares to the Company, without any cost or charge to the Company. Such contribution or contributions shall be made at the time or times specified in Section 3 below. As of each applicable Contribution Effective Date (as defined below), Lindblad shall deliver to the Company an executed and completed Stock Power in the form attached hereto as Exhibit A, contributing and transferring to the Company as of such Contribution Effective Date the number of Contribution Shares being contributed and transferred in such Contribution (as defined below). As used in this Agreement, the Contribution Shares shall include all of the Contribution Shares transferred under this Agreement and all securities received prior to an applicable Contribution Date (a) in replacement of the Contribution Shares, (b) as a result of stock dividends or stock splits in respect of the Contribution Shares and (c) as substitution for the Contribution Shares in a recapitalization, merger, reorganization or the like.

2.           Adoption of the 2016 CEO Share Allocation Plan. The Company has adopted the 2016 CEO Share Allocation Plan in substantially the form attached hereto as Exhibit B, and has received approval by the Company’s stockholders at the 2016 Annual Meeting.

3.           Contribution Effective Date(s). The contribution of the Contribution Shares shall occur in one or more installments (each a “Contribution”) in each case on the date that corresponding Awards are made under the 2016 CEO Share Allocation Plan (each a “Contribution Effective Date”), such that the number of Contribution Shares contributed and transferred to the Company on each Contribution Effective Date shall equal the number of Shares Subject to Plan Awards (as defined below) that are granted by the Company to Participants on such date. For purposes of this Agreement, “Shares Subject to Plan Awards” means collectively (i) any shares of Restricted Stock granted to Participants under the 2016 CEO Share Allocation Plan, (ii) any Shares subject to Restricted Stock Units granted to Participants under the 2016 CEO Share Allocation Plan, whether or not such Restricted Stock Units would be settled in shares of Common Stock or in cash or other property, (iii) any Shares subject to Other Stock or Cash Based Awards to Participants granted under the 2016 CEO Share Allocation Plan, whether or not such Other Stock or Cash Based Awards would be settled in shares of Common Stock or in cash or other property and (iv) to the extent any Other Stock or Cash Based Awards are granted under the 2016 CEO Share Allocation Plan in the form of a cash bonus award (or cash bonus opportunity) to a Participant, a number of shares of Common Stock having a Fair Market Value equal to the amount of such cash bonus. Notwithstanding the foregoing, in the event any Award is granted under the 2016 CEO Share Allocation Plan prior to the date on which the Company’s stockholders approve the 2016 CEO Share Allocation Plan (the “Stockholder Approval Date”), the Contribution Effective Date with respect to such Awards shall be the Stockholder Approval Date.

4.           Termination of Contribution Obligation. Lindblad’s obligation to contribute shares of Common Stock to the Company under this Agreement shall terminate on the 10th anniversary of the Effective Date of the 2016 CEO Share Allocation Plan.

5.           Acknowledgement. Lindblad acknowledges that from and after each Contribution Effective Date, the Company will be the owner of all rights, title and interest in and to the Contribution Shares contributed and transferred to the Company as of such date. In furtherance of the foregoing, from and after the date hereof, Lindblad shall not at any time do or suffer to be done any act or thing which may adversely affect any rights of the Company in and to the Contribution Shares.

6.           Representations and Warranties.

a.	The Company represents and warrants that: (i) it has all necessary power and authority to enter into and perform this Agreement and (ii) this Agreement constitutes a valid and binding obligation which is enforceable against the Company in accordance with its terms.

b.	Lindblad represents and warrants that: (i) he has good title to the shares he is contributing to the Company pursuant to this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, (ii) he has all necessary power and authority to enter into and perform this Agreement and (iii) this Agreement constitutes a valid and binding obligation which is enforceable against Lindblad in accordance with its terms.

7.            Disclosure of Information. Lindblad acknowledges that he has received all the information he considers necessary or appropriate for deciding whether to contribute the Contribution Shares to the Company pursuant to this Agreement. Lindblad further represents that Lindblad has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company.

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8.           Further Assurances.  From time to time, and without any further consideration, the parties hereto agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to ensure that the applicable parties hereto own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable parties hereto and their respective successors and assigns beneficial and record title to the Contribution Shares assigned by this Agreement or intended to be so assigned by this Agreement and (c) more fully and effectively to carry out the purposes and intent of this Agreement, including without limitation the placement of restrictive legends on the book entry security entitlements representing the Contribution Shares until the applicable Contribution Effective Date.

9.           No Third Party Rights.  The provisions of this Agreement are intended to bind the parties hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

10.          Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach. In any action, proceeding or dispute, with or without litigation, arising out of this Agreement, the successful party therein, regardless of whether the matter is pursued to judgment or is voluntarily dismissed, shall be entitled to recover from the other party thereto the reasonable attorneys’ and paralegals’ fees and all other expenses and/or costs incurred by the successful party in connection therewith.

11.          Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived only with the written consent of each party hereto. Any amendment or waiver so effected shall be binding upon the Company and Lindblad and any assignee or transferee thereof.

12.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.          Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

14.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.          Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

16.          Entire Agreement. This Agreement contains the entire understanding of the parties and there are not further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof except as expressly referred to herein

17.          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LINDBLAD EXPEDITIONS HOLDINGS, INC.

By:	/s/ John T. McClain
Name:	John T. McClain
Title:	Chief Financial Officer

/s/ Sven-Olof Lindblad
Name:	Sven-Olof Lindblad

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EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Contribution Agreement dated as of [_________ __, 201_], the undersigned hereby assigns and transfers unto Lindblad Expeditions Holdings, Inc. (the “Company”), [___________] shares of the common stock of the Company standing in the undersigned’s name on the books of the Company in book entry form and does hereby irrevocably constitute and appoint the [Secretary of the Company] as the undersigned’s attorney-in-fact, with full power of substitution, to transfer the said stock on the books of the Company.

Name: Sven-Olof Lindblad

EXHIBIT B

2016 CEO Share Allocation Plan

(attached)